                         SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934


Filed by Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                      TEXAS INSTRUMENTS INCORPORATED
              ----------------------------------------------
             (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)   Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

     2)   Form, schedule or registration statement no.:

     3)   Filing party:

     4)   Date filed:



     [Company Logo]          TEXAS INSTRUMENTS



                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              April 21, 1994



We are pleased to invite you to attend the 1994 Annual Meeting of Stockholders which will be held on Thursday, April 21, 1994 at the North Building Cafeteria on the Company's property, 13500 North Central Expressway, Dallas, Texas, at 10:00 a.m. (Dallas time). The meeting will be held for the following purposes:



     1.   To elect directors for the ensuing year; and

     2. To consider and act upon such other matters as may properly come before the meeting.


Stockholders of record at the close of business on February 22, 1994 are entitled to notice of and to vote at the annual meeting.

Stockholders are urged to sign, date and return the enclosed proxy as promptly as possible. You may revoke your proxy at any time before the shares to which the proxy relates are voted at the meeting.


                                   By Order of the Board of Directors,
                                   RICHARD J. AGNICH
                                   Richard J. Agnich
                                   Senior Vice President,
                                   Secretary and General Counsel


Dallas, Texas
March 2, 1994

     [Company Logo]          TEXAS INSTRUMENTS

    EXECUTIVE OFFICES: NORTH BUILDING, 13500 NORTH CENTRAL EXPRESSWAY,
                               DALLAS, TEXAS

     MAILING ADDRESS: POST OFFICE BOX 655474, DALLAS, TEXAS 75265-5474


                              PROXY STATEMENT

                               March 2, 1994

The board of directors of Texas Instruments Incorporated (the Company or TI) is requesting your proxy for the Annual Meeting of Stockholders on April 21, 1994. By executing and returning the enclosed proxy card, you authorize the persons named in the proxy to represent you and vote your shares in connection with the purposes set forth in the Notice of Annual Meeting.

If you attend the meeting, you may of course vote in person. But if you are not present, your shares can be voted only if you have returned a properly executed proxy. If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted as specified therein, and if no specification is made, the shares will be voted in accordance with the recommendations of the board of directors. You may revoke the proxy at any time before it is exercised.

                           ELECTION OF DIRECTORS

Directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Unless authority to vote for directors is withheld in the proxy, the persons named in the proxy will vote for the election of the following nominees, who have been designated by the board of directors: JAMES R. ADAMS, JAMES B. BUSEY IV, GERALD W. FRONTERHOUSE, JERRY R. JUNKINS, WILLIAM S. LEE, WILLIAM B. MITCHELL, DAVID M. RODERICK, GLORIA M. SHATTO, WILLIAM P. WEBER and CLAYTON K. YEUTTER.

Nominees for Directorship

All of the nominees for directorship are now directors of the Company. While it is not anticipated that any of the nominees will be unable to serve, if any nominee is not a candidate for election as a director at the meeting, the proxy will be voted for the election of a substitute nominee proposed by the present board of directors or the number of directors will be reduced accordingly.

[Photo of J.R. Adams]               JAMES R. ADAMS  Director

                                    Chair, Audit Committee; member, Board
                                    Organization and Nominating and
                                    Stockholder Relations and Public Policy
                                    Committees.

                                    Group president, Southwestern Bell
                                    Corporation since July 1992; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92. Director, Telefonos de Mexico.


[Photo of J.B. Busey IV]            JAMES B. BUSEY IV  Director

                                    Member, Board Organization and
                                    Nominating, Finance, Stockholder
                                    Relations and Public Policy and Trust
                                    Review Committees.

                                    President and chief executive officer of Armed Forces Communications and Electronics Association since October 1992. Deputy Secretary, Department of Transportation, 1991-June 1992;
                                    Administrator, Federal Aviation
                                    Administration, 1989-91; retired from U.S.
                                    Navy as Admiral in 1989.  Director,
                                    Association of Naval Aviation and S.T.
                                    Research Corporation.


[Photo of G.W. Fronterhouse]        GERALD W. FRONTERHOUSE  Director

                                    Chair, Trust Review Committee; member,
                                    Audit, Compensation and Finance
                                    Committees.

                                    Consultant.  Former chief executive
                                    officer (1985-88) of First  RepublicBank
                                    Corporation.  Treasurer and director,
                                    Hoblitzelle Foundation; director, Zale
                                    Lipshy University Medical, Inc.; trustee,
                                    Southwestern Medical Foundation and
                                    Children's Medical Foundation.


[Photo of J.R. Junkins]             JERRY R. JUNKINS  Chairman of the Board,
                                    President and Chief Executive Officer

                                    Chair, Benefit Plans and Finance
                                    Committees; member, Board Organization and
                                    Nominating Committee.

                                    Chairman of the board since 1988;
                                    president and chief executive officer of the Company since 1985. Joined the Company in 1959; elected vice president in 1977 and executive vice president in 1982. Director, Caterpillar Inc. and The Procter & Gamble Company; member, The Business Council, The Business Roundtable and National Academy of Engineering; trustee, Southern Methodist University.

                                     2

[Photo: W.S. Lee]                   WILLIAM S. LEE  Director

                                    Chair, Compensation Committee; member,
                                    Board Organization and Nominating
                                    Committee.

                                    Chairman of the board and chief executive officer of Duke Power Company since 1982; president since 1989. Director, J. P. Morgan & Co. Incorporated, Morgan Guaranty Trust Company of New York, Knight-Ridder, Inc. and The Liberty Corporation; member, The Business Council and National Academy of Engineering.


[Photo: W.B. Mitchell]              WILLIAM B. MITCHELL  Vice Chairman

                                    Member, Benefit Plans and Finance
                                    Committees.

                                    Vice chairman of the Company since
                                    December 1993. Joined the Company in 1961;
                                    elected vice president in 1984 and
                                    executive vice president in 1987.
                                    Director, American Electronics
                                    Association.


[Photo: D.M. Roderick]              DAVID M. RODERICK  Director

                                    Chair, Board Organization and Nominating
                                    Committee; member, Audit, Compensation and
                                    Finance Committees.

                                    Chairman of the board and chief executive officer of USX Corporation from 1979 until retirement in 1989. Director, USX Corporation, Aetna Life and Casualty Company, The Procter & Gamble Company and Kelso & Company; trustee, Carnegie-Mellon University; member, The Business Council.


[Photo: G.M. Shatto]                GLORIA M. SHATTO    Director

                                    Chair, Stockholder Relations and Public
                                    Policy Committee; member, Compensation
                                    Committee.

                                    President of Berry College since 1980.
                                    Director, Becton Dickinson and Company,
                                    Georgia Power Company, K mart Corporation and The Southern Company.

                                     3

[Photo: W.P. Weber]                 WILLIAM P. WEBER  Vice Chairman

                                    Member, Benefit Plans and Finance
                                    Committees.

                                    Vice chairman of the Company since
                                    December 1993.  Joined the Company in
                                    1962; elected vice president in 1979 and executive vice president in 1984. Director, Semiconductor Industry
                                    Association.


[Photo of C.K. Yeutter]             CLAYTON K. YEUTTER  Director

                                    Member, Audit, Finance, Stockholder
                                    Relations and Public Policy and Trust
                                    Review Committees.

                                    Of counsel, Hogan & Hartson. Counsellor to
                                    President Bush for domestic policy during 1992; chairman, Republican National Committee, 1991-February 1992; Secretary, Department of Agriculture, 1989-91; U.S. Trade Representative, 1985-89. Director, B.A.T. Industries P.L.C., Caterpillar Inc., ConAgra, Inc., FMC Corporation, Lindsay Manufacturing Co. and Oppenheimer Funds.

The ages and holdings of common stock of the nominees and the year in which each became a director are as follows:

                                                           Common Stock
                                        Director           Ownership at
        Nominee               Age        Since         December 31, 1993<F1>*
- ----------------------        ---       --------       ----------------------
James R. Adams                 54         1989                     500
James B. Busey IV              61         1992                     600
Gerald W. Fronterhouse         57         1986                   1,400
Jerry R. Junkins               56         1984                 384,153
William S. Lee                 64         1990                   2,000
William B. Mitchell            58         1990                  99,365
David M. Roderick              69         1986                     300
Gloria M. Shatto               62         1992                     500
William P. Weber               53         1984                 143,890
Clayton K. Yeutter             63         1992                     400
- -------------------

<F1>*Includes shares subject to acquisition within 60 days by Messrs. Junkins,
Mitchell, and Weber for 337,440, 82,928 and 135,690 shares, respectively, and shares credited to profit sharing stock accounts for Messrs. Junkins, Mitchell and Weber in the amounts of 4,758, 2,378 and 2,575, respectively. Each nominee owns less than 1% of the Company's common stock.

Board and Committee Meetings

During 1993, the board held eleven meetings. In addition, the following committees of the board held the number of meetings indicated: Audit, six; Benefit Plans, three; Board Organization and Nominating, seven; Compensation, nine; Finance, seven; Stockholder Relations and Public Policy, four; and Trust Review, four. Overall attendance at board and committee meetings was approximately 94%.

Committees of the Board

The Audit Committee has the responsibility to make recommendations to the board with respect to the appointment of the independent public accountants and other matters. This committee also has the responsibility to approve certain non-audit services of the independent public accountants; to review the scope of the annual audit, proposed changes in major accounting policies, reports of compliance of management and operating personnel with the Company's code of ethics and other matters; and to report to the board concerning the adequacy of the Company's system of internal accounting controls, other factors affecting the integrity of published financial reports and other matters.

The Benefit Plans Committee has the responsibility to institute, revise or terminate incentive plans of the Company other than plans approved by stockholders, and institute, revise or terminate pension, profit sharing and other benefit plans, other than any incentive or benefit plan or amendment thereto that would benefit only officers of the Company or disproportionately benefit officers more than other employees. This committee also has the responsibility to report to the board concerning general levels of increases in compensation for employees, compensation and benefits philosophies and programs of the Company and other matters.

                                     5

The Board Organization and Nominating Committee has the responsibility to make recommendations to the board with respect to nominees to be designated by the board for election as directors, the structure, size and composition of the board, compensation of board members, the organization and responsibilities of board committees and other matters. This committee also has the responsibility to report to the board concerning the general responsibilities and functions of the board, a desirable balance of expertise among board members, overall Company organizational health, with particular reference to succession plans for top management positions within TI, and other matters.

Any stockholder who wishes to recommend a prospective nominee for the board of directors for the committee's consideration may write David M. Roderick, Chair, Board Organization and Nominating Committee, c/o Texas Instruments Incorporated, Post Office Box 655474, M.S. 407, Dallas, Texas 75265-5474.

The Compensation Committee has the responsibility to make changes in officers' compensation and to take actions that are required to be taken by the committee under the Company's incentive plans, stock option plans, stock option purchase plans and other employee benefit plans. This committee also has the responsibility to make recommendations to the board with respect to revisions in and actions under such plans that are required to be approved by the board, the institution of plans that benefit only officers of the Company or disproportionately benefit officers of the Company more than other employees, the institution of plans permitting the issuance of stock of the Company and other matters.

The Finance Committee has the responsibility to make recommendations to the board with respect to the annual capital authorization funding level, issuance of equity and long-term debt and other matters. This committee also has the responsibility to approve the annual financing plan and other matters; and to report to the board concerning developments in financial markets and other matters.

The Stockholder Relations and Public Policy Committee has responsibility to make recommendations to the board with respect to matters bearing on the relationship between management and stockholders, public issues and other matters. This committee also has the responsibility to report to the board concerning the contribution policies of the Company and of the TI Foundation, revisions in TI's code of ethics and other matters.

The Trust Review Committee has the responsibility to make recommendations to the board with respect to the selection of trustees of benefit plan trust funds, assignment of funds to trustees and establishment and amendment of funding policies and methods of benefit plans and other matters. This committee also has the responsibility to select investment managers and assign funds to investment managers of benefit plan trust funds; to approve the compensation of trustees and investment managers and other matters; and to report to the board concerning the performance and adequacy of trustees and investment managers.

Directors Compensation

Directors who are not employees are annually paid a retainer of $40,000, a fee of $7,500 for each committee on which they serve, $2,500 for service as a committee chair, $2,500 for attendance at the Company's strategic planning conference, and $2,500 for attendance at the Company's annual planning conference. Compensation for other designated activities, such as visits to TI facilities and attendance at certain company events, is provided at the rate of $1,000 per day. In 1993, the Company made payments (an aggregate of $26,669) relating to premiums for life, medical, dental, travel and accident insurance policies covering directors.

Subject to certain limitations, directors may elect that all or part of their fees be deferred until retirement from the board or other specified times. Deferred fees earn interest from the Company at a rate (currently based on interest rates on certain certificates of deposit) determined from time to time by the board or the Compensation Committee.

                                    6

The Company maintains a directors retirement plan under which directors who have not at any time been entitled to receive benefits under a pension plan maintained by the Company will, upon retirement from the board, death, or disability, after at least five years of service as a director, be entitled to receive benefits. The benefits will be payable for life, or if greater, the number of years served as a director, and will be in an annual amount equal to 75% of the annual retainer payable to directors for the year in which the director retires, dies, or becomes disabled. Individuals who were directors on February 18, 1994 will receive a reduced benefit equal to 60% of the annual retainer payable to directors for the year in which they retire unless they elect to forego life, medical, dental and accident insurance currently provided by the Company. Directors may elect to receive the retirement benefit in the form of a lump sum payment in lieu of periodic payments.

Each director who has completed five years of service as a member of the board of directors, and whose board membership terminates as a result of ineligibility for reelection after the attainment of a specified age or, in the case of non-employee directors, as a result of death or disability, will be eligible to participate in a Director Award Program. The program was established to promote the Company's interest in supporting educational institutions. The Company may contribute a total of $500,000 with respect to each eligible director to up to three eligible educational institutions (or other charitable institutions approved by the Board Organization and Nominating Committee) recommended by the director and approved by the Company. The contributions will be made in five annual installments of $100,000 each, commencing as soon as practicable following the director's death. Directors derive no financial benefit from the program and all charitable deductions will accrue solely to the Company.

                          EXECUTIVE COMPENSATION

Compensation Overview

The Company is committed to building shareholder value through improved performance and growth. To achieve this objective, TI seeks to create an environment in which employees recognize that they are valued as individuals and treated with respect, dignity and fairness.

The Company uses a merit-based system of compensation to encourage individual employees to achieve their productive and creative potential, and to link individual financial goals to Company performance. The Company regularly compares its compensation system with those of competitors and refines its system as necessary to encourage a motivated and productive work force.

The following tables provide information regarding the compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers.
Summary Compensation Table

The following table sets forth information with respect to the compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for services in all capacities to the Company in 1991, 1992 and 1993.

                           Annual Compensation                     Long-Term Compensation
                 --------------------------------------  ------------------------------------
                                                               Awards             Payouts
                                                         -------------------   --------------
                                              Other      Restricted   Stock
   Name and                                   Annual       Stock     Options     Long-Term      All Other
   Principal                               Compensation   Awards       (in     Incentive Plan   Compensa-
   Position      Year   Salary     Bonus      <F1>(1)     <F2>(2)    Shares)      Payouts      tion<F3>(3)
- ---------------  ----  --------  --------  ------------  ----------  -------   --------------  -----------
J.R. Junkins     1993  $691,850  $740,000        --              0   50,000           0          $71,032
Chairman,        1992  $600,000  $300,000        --       $262,500   50,000           0          $12,678
President        1991  $600,000         0        --              0   60,000           0          $11,600
& CEO

W.B. Mitchell    1993  $348,100  $320,000        --              0   22,000           0          $37,248
Vice             1992  $333,500  $150,000        --       $102,900   25,000           0          $ 8,890
Chairman         1991  $306,000         0        --              0   30,000           0          $ 7,945

W.P. Weber       1993  $382,800  $400,000        --              0   22,000           0          $36,522
Vice             1992  $367,600  $150,000        --       $102,900   25,000           0          $ 6,955
Chairman         1991  $345,600         0        --              0   30,000           0          $ 6,239

W.F. Hayes       1993  $277,700  $300,000        --              0   15,000           0          $25,752
Executive        1992  $248,200  $130,000        --       $ 87,500   15,000           0          $ 5,207
Vice President   1991  $225,350         0        --       $ 37,563   13,000           0          $ 4,738

R.J. Agnich      1993  $298,200  $250,000        --       $ 75,208   18,000           0          $28,894
Senior           1992  $276,900  $110,000        --       $154,350   18,000           0          $ 5,340
Vice President,  1991  $260,400         0        --              0   15,000           0          $ 4,933
Secretary &
General Counsel

- -----------------------

<F1>(1)The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.

<F2>(2)(a)  For purposes of the table, stock awarded under the Company's former Incentive Compensation Plan is valued at market on the date of award.

(b) The vesting schedule for the stock awarded to Mr. Agnich in 1993 under the Company's former Incentive Compensation Plan is 1,340 shares, payable first quarter 1994 (450 shares), first quarter 1995 (445 shares) and first quarter 1996 (445 shares).

(c) The vesting schedule for the stock awarded in 1992 under the Company's former Incentive Compensation Plan is as follows: Mr. Junkins, 7,500 shares, payable first quarter 1993 (3,750 shares) and first quarter 1994 (3,750 shares); Mr. Mitchell, 2,940 shares, payable first quarter 1993 (1,500 shares) and first quarter 1994 (1,440 shares); Mr. Weber, 2,940 shares, payable first quarter 1993 (1,500 shares) and first quarter 1994 (1,440 shares); Mr. Hayes, 2,500 shares, payable first quarter 1993 (1,500 shares) and first quarter 1994 (1,000 shares); and Mr. Agnich, 4,410 shares, payable first quarter 1993 (2,205 shares) and first quarter 1994 (2,205 shares).

(d) The vesting schedule for the stock awarded to Mr. Hayes in 1991 under the Company's former Incentive Compensation Plan is 1,000 shares, payable first quarter 1992.

(e) At December 31, 1993, the total number and value of unvested shares were as follows: Mr. Junkins, 3,750 shares, valued at $238,125; Mr. Mitchell, 1,440 shares, valued at $91,440; Mr. Weber, 1,440 shares, valued at $91,440; Mr. Hayes, 1,000 shares valued at $63,500; and Mr. Agnich, 3,545 shares, valued at $225,108.

(f) Dividend equivalent payments are paid on stock incentive awards at the same rate as dividends on the Company's common stock.

                                     8

<F3>(3)  During 1993, the Company made payments relating to premiums with respect to life, travel and accident insurance policies in the following amounts: Mr. Junkins, $11,349; Mr. Mitchell, $5,363; Mr. Weber, $3,201; Mr. Hayes, $993; and Mr. Agnich, $1,333.

During 1993, the Company made matching contributions to the cash or deferred compensation account (401(k)) under the U.S. profit sharing plan in the following amounts: Mr. Junkins, $4,497; Mr. Mitchell, $4,496; Mr. Weber, $4,497; Mr. Hayes, $4,497; and Mr. Agnich, $4,497.

For 1993, the profit sharing contributions (plus the ERISA reductions for which the Company will provide an offsetting supplemental benefit) were as follows: Mr. Junkins, $55,186; Mr. Mitchell, $27,389; Mr. Weber, $28,824; Mr. Hayes, $20,262; and Mr. Agnich, $23,064.

Table of Option Grants in 1993

The following table sets forth details regarding stock options granted to the named executive officers in 1993. In addition, there are shown the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                    Potential Realizable Value at
                                                                    Assumed Annual Rates of Stock Price
                                                                  Appreciation for Option Term (10 Years)
                                                      ----------------------------------------------------------------
                                                                   5%                               10%
                Options % Of Total                    -----------------------------  ---------------------------------
                Granted  Options                        Stock                           Stock
                  (in   Granted to  Exercise   Expir- Price(per                      Price (per
                shares) Employees  Price (per  ation   share)                          share)
     Name       <F1>(1)  in 1993     share)     Date   <F2>(2)       Gain              <F2>(2)          Gain
- --------------- ------- ---------- ---------- ------- --------- -------------------  ----------  ---------------------
J.R. Junkins     50,000     5.8      $54.75   4/15/03   $89.18      $1,721,599         $142.01       $4,362,870

W.B. Mitchell    22,000     2.6      $54.75   4/15/03   $89.18      $  757,504         $142.01       $1,919,663

W.P. Weber       22,000     2.6      $54.75   4/15/03   $89.18      $  757,504         $142.01       $1,919,663

W.F. Hayes       15,000     1.7      $54.75   4/15/03   $89.18      $  516,480         $142.01       $1,308,861

R.J. Agnich      18,000     2.1      $54.75   4/15/03   $89.18      $  619,776         $142.01       $1,570,633

All stockholders                                        $89.18  $2,859,000,132<F3>(3)  $142.01   $7,245,267,664<F3>(3)

Employees                                               $89.18  $  243,569,904<F4>(4)  $142.01   $  617,253,959<F4>(4)
through TI profit
sharing plans
- -------------------

<F1>(1)  These nonqualified options may become exercisable on a graduated basis beginning after one year if specified earnings per share levels are attained. These options are fully exercisable during the ninth and tenth year without regard to earnings per share and also may become fully exercisable in the event of a change in control (as defined in the options) of the Company.

Currently, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares, subject to certain conditions.

<F2>(2)  The price of TI common stock at the end of the 10-year term of the stock options granted at a 5% annual appreciation would be $89.18 and at a 10% annual appreciation would be $142.01.

<F3>(3)  The gain is calculated from $54.75, the exercise price of the options listed above, based on all the outstanding shares of common stock on April 15, 1993, the grant date of the options.

<F4>(4)  The data presented for all employees represents the gain employees would realize through the appreciation of the stock price of TI stock held in TI profit sharing plans from the date of grant of the stock options listed above, assuming 5% and 10% annual appreciation over the 10-year option term.

Table of Option Exercises in 1993 and Year-End Option Values

The following table sets forth information with respect to the named executive officers concerning the exercise of options during 1993, and unexercised options held as of December 31, 1993.

                                                                                           Value of
                                                          Number of                       Unexercised
                                                         Unexercised                      In-the-Money
                                                          Options at                       Options at
                   Shares                          December 31, 1993<F3>(3)    December 31, 1993 <F2>(2)<F3>(3)
                Acquired on         Value       -----------------------------  --------------------------------
    Name      Exercise<F1>(1)  Realized<F2>(2)  Exercisable     Unexercisable  Exercisable        Unexercisable
- ------------- ---------------  ---------------  -----------     -------------  -----------        -------------
J.R. Junkins      32,310         $  921,800       165,452          258,238      $4,577,705          $6,092,583
W.B. Mitchell     72,762         $1,204,123             0          124,238               0          $2,943,533
W.P. Weber        30,000         $  591,750        48,762          128,238      $1,110,617          $3,026,843
W.F. Hayes        13,876         $  296,048        28,174           60,450      $  589,508          $1,358,078
R.J. Agnich       27,159         $  775,215         4,302           75,288      $   81,463          $1,708,640

- ---------------------

<F1>(1)  These shares were acquired upon the exercise of options granted from
1983 through 1985 in the case of Mr. Junkins; from 1983 through 1988 in the case of Mr. Mitchell; in 1984 in the case of Mr. Weber; and 1983 through 1986 in the case of Messrs. Hayes and Agnich.

<F2>(2)  Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise price.

<F3>(3) Exercisable options or portions thereof relate to options granted during 1985-1988; unexercisable options or portions thereof relate to options granted during 1985-1993.

Pension Plan Table

The following table sets forth the approximate annual benefits relating to the U.S. pension plan that would be payable as of December 31, 1993 under various assumptions as to average credited earnings (as defined in the plan) and years of credited service (as defined in the plan) to employees in higher salary classifications who are 65 years of age as of such date. Benefits are based on eligible earnings. Eligible earnings include (a) salary as shown in the summary compensation table; (b) bonus as shown in the summary compensation table; and (c) the value, at the time of payment, of stock awarded under the Company's former Incentive Compensation Plan (see "Restricted Stock Awards" column, and related footnote, in the summary compensation table). Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.

                    Estimated Annual Benefits Under Pension Plan for
                    Specified Years of Credited Service<F2>(2)<F3>(3)
Average   --------------------------------------------------------------------
Credited
Earnings
<F1>(1)   15 Years  20 Years  25 Years  30 Years  35 Years  40 Years  45 Years
- --------  --------  --------  --------  --------  --------  --------  --------
$250,000  $ 53,694  $ 71,593  $ 89,491  $107,389  $125,287  $144,037  $162,787
$350,000  $ 76,194  $101,593  $126,991  $152,389  $177,787  $204,037  $230,287
$450,000  $ 98,694  $131,593  $164,491  $197,389  $230,287  $264,037  $297,787
$550,000  $121,194  $161,593  $201,991  $242,389  $282,787  $324,037  $365,287
$650,000  $143,694  $191,593  $239,491  $287,389  $335,287  $384,037  $432,787
$750,000  $166,194  $221,593  $276,991  $332,389  $387,787  $444,037  $500,287
$850,000  $188,694  $251,593  $314,491  $377,389  $440,287  $504,037  $567,787
- --------------------

<F1>(1)  Calculated by dividing (a) the average annual eligible earnings during the five consecutive years of highest earnings prior to 1993 multiplied by the total years of credited service prior to 1993, plus 1993 eligible earnings, by (b) the total years of credited service.

At December 31, 1993, the named executive officers were credited with the following years of credited service and had the following average credited earnings, respectively, under the U.S. pension plan: Mr. Junkins, 35 years, $767,137; Mr. Mitchell, 32 years, $404,737; Mr. Weber, 32 years, $443,324; Mr.
Hayes, 26 years, $287,556; and  Mr. Agnich, 21 years, $335,978.

<F2>(2) If the amount otherwise payable under the pension plan should be restricted by the applicable provisions of the Employee Retirement Income Security Act, the amount in excess of the Act's restrictions will be paid by the Company.

<F3>(3)  The benefits under the plan are computed as single life annuity at age 65. The amounts shown in the table reflect the offset provided in the pension plan under the pension formula adopted July 1, 1989 to comply with social security integration requirements. The integration offset is $2,556 for 15 years of credited service, $3,407 for 20 years of credited service, $4,259 for 25 years of credited service, $5,111 for 30 years of credited service, $5,963 for 35 years of credited service, $5,963 for 40 years of credited service and $5,963 for 45 years of credited service.

Early Retirement Agreements

The Company has a policy providing for optional early retirement agreements for the chairman of the board, the president and such other personnel as the board of directors may designate, upon attainment of age 58 and such minimum lengths of service as the board may specify. Participants enter into early retirement agreements with the Company which among other things prohibit competition with the Company until the attainment of age 69. Payments under the agreements are based on the difference between the retirement benefits the individual is to receive from the Company's U.S. pension plan and the retirement benefits the individual would have received from the pension plan had the individual remained in employment with the Company until the attainment of age 65 at a rate of compensation equal to the average annual eligible earnings (as defined in the pension plan) received during the three years immediately preceding early retirement. The individual may elect payment under the early retirement agreement in the form of monthly payments for life, monthly payments to the individual or the individual's estate or survivors until the date of the individual's 69th birthday, or a 50% joint and survivor's payment.

          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the board of directors has furnished the following report on executive compensation paid or awarded to executive officers for 1993:

The executive compensation program is administered by the Compensation Committee of the board of directors (the Committee), which is composed of the individuals listed below, all of whom are independent directors of the corporation. The program consists of base salaries, annual incentive awards and long-term compensation. At higher management levels, the mix of compensation is weighted more to the performance-based components--annual incentive and long-term compensation.

In determining the compensation of the executive officers, the Committee considered guidelines developed for each component of compensation. As indicated below, the guidelines took account of compensation practices of competitor companies (as reported in various surveys administered by national compensation consulting firms) and the relative performance of TI and competitor companies. The competitor companies are primarily major high-technology competitors in one or more of the markets - semiconductor, defense
and information technology - in which the Company operates.   While many of
these companies are included in the S&P High-Technology Composite Index appearing in the graph regarding total shareholder return on page 16, these companies are not the same as the companies comprising that index. Each guideline was set including the best available data from as many competitor companies as practicable. The Committee also considered the performance of the executive officers toward the Company's prior year and long-term strategic objectives; in this connection, the CEO made recommendations regarding the components of each executive's compensation package except his own.

In its considerations, the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Committee exercised its discretion and made a judgment after considering the factors it deemed relevant.

The Committee's decisions regarding 1993 executive compensation were designed to: (1) align the interests of executives with the interests of the stockholders by providing performance-based awards; and (2) allow the Company to compete for and retain executives critical to the Company's success by providing an opportunity for compensation that is comparable to the levels offered by other companies in our markets.

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to a "covered employee" in a taxable year to the extent that the employee's compensation exceeds $1 million. In December 1993, the Internal Revenue Service published proposed regulations governing the $1 million deductibility cap. Pursuant to those proposed regulations, the Company's "covered employees" will be those who, at the end of the year, are the chief executive officer and the four other highest compensated officers of the Company as determined under the rules of the Securities and Exchange Commission governing executive compensation disclosure.

Under the transitional rules set forth in the proposed regulations, all compensation attributable to stock options granted under the Company's Long-Term Incentive Plan prior to the Company's 1997 Annual Meeting is expected to qualify for deductibility under Section 162(m). Also, the Committee expects that the annual incentive awards granted to date to the Company's executive officers will, together with their 1994 salaries and any other compensation paid to them in 1994, qualify for deductibility. The Committee's policy with respect to qualifying other compensation to be paid to its executive officers in the future has not yet been determined.

Annual Compensation

Annual compensation (base salary and annual incentive) guidelines were established such that TI executives will receive a level of annual compensation at, above or below the median annual compensation paid by competitor companies depending upon whether TI's actual ROA is at, above or below its internally established performance threshold, as described below.

Base Salary. Base salary guidelines were established at the median level of salaries for similarly situated executives of competitor companies, or of organizations within competitor companies, of similar size (in terms of total revenue). The Committee in its discretion, made recommendations regarding officer salaries to the board in January 1993 at what it considered to be appropriate levels after reviewing performance toward prior year objectives (such as attaining positive cash flow for 1992) and long-term strategic objectives (such as a shift in the product mix of the Company's semiconductor business, or achievement of a target sustained after-tax return on total assets for a specific Company unit or, in the case of the CEO, the Company itself).

In January 1993, the CEO received a base salary adjustment to an annual salary rate of $700,200. Although the Company's guidelines are to provide base salary at the median of competitor companies, the Committee had not adjusted Mr. Junkins' salary in the prior two years. Noting the improvement in the financial performance of the Company during 1992, as evidenced by a return to profitability, the Committee adjusted Mr. Junkins' salary to the level stated above, which, in the Committee's judgment, remained somewhat below the median of CEOs of competitor companies.

Annual Incentive. The Committee determined annual incentive awards in December 1993 and January 1994. As the performance component of annual compensation, the annual incentive award varies significantly based on the Company's profitability and the individual's contribution toward the Company's performance. The performance threshold established for purposes of determining annual incentive awards is stated in terms of after-tax return on total assets (ROA). The ROA performance threshold was established for 1993 taking into account (a) the ROA performance, in recent years, of competitor companies, and (b) the ROA the Company believes would be likely to increase shareholder value over the long term.

Taking into account each executive's contributions toward prior year objectives and the degree to which TI's ROA performance exceeded the ROA performance threshold, the Committee granted annual incentive awards to TI's executive officers such that the level of the officers' annual compensation (base salary plus incentive award) for 1993 slightly exceeded the median of competitors' annual compensation.

In determining the CEO's annual incentive award, the Committee noted that progress was made in a number of strategic milestones, essential for achieving the Company's goal of sustained ROA performance and building shareholder value. In semiconductors, operating margins increased sharply as differentiated products increased to about 50% of total semiconductor revenues. In defense electronics, profit margins were maintained despite the continued decline in U.S. defense spending. For information technology, new client/server software was successfully introduced to market and actions taken to improve financial performance. With success in cycle-time reduction and asset management programs, TI generated a positive cash flow, despite the higher level of capital expenditures. Collectively, these accomplishments have permitted an acceleration in the R&D in 1993 by more than $100 million, laying the foundation for TI's future growth. Taking into account these performance factors and the degree to which TI's ROA exceeded the performance threshold, the Committee granted Mr. Junkins an annual incentive award of $740,000 for 1993. Mr. Junkins' annual compensation (base salary plus incentive award) for 1993 approximated the median for competitor companies.

Long-Term Compensation

The Committee determined long-term compensation in April 1993. Stock options constitute TI's primary long-term incentive vehicle. Stock options granted in 1993 were granted at 100% of fair market value on the date of grant, have a 10-year term and do not become exercisable until after eight years, although exercisability may be accelerated to the extent that earnings per share goals
are achieved (or in the event of a change in control of the Company).   Any
value received by the executive from an option grant depends completely upon increases in the price of TI common stock.

Guidelines for awards granted under TI's long-term incentive program were set with the intention of providing TI executives an opportunity for financial gain equivalent to the median opportunity provided by competitor companies through all their long-term compensation programs. For this purpose, the future rate of appreciation of the shares underlying stock-based awards is assumed to be the same for all companies. Although not considered in establishing guidelines for stock option grants, the size of prior grants was considered in administering the guidelines.

The Committee reviewed the guidelines. Taking into account each executive's contribution toward prior year objectives and expected contribution toward meeting the Company's long-term strategic objectives, the Committee determined to follow the guidelines for all but the CEO and one other executive officer. In the case of the General Counsel, the Committee granted stock options slightly in excess of the guidelines and also granted a stock award of 1340 shares in recognition of his contribution to the generation of significant royalty revenues and the ongoing protection of the Company's intellectual property rights. The stock award vests over a period of three years.

In determining the CEO's stock option grant, the Committee reviewed progress made toward the Company's long-term objectives: a shift in the product mix of the semiconductor business toward differentiated products was proceeding ahead of schedule; steady progress was being made toward meeting the Company's ROA goal; profit margins were being maintained in defense electronics while sizing that business to a smaller market; and R&D investments were being increased in areas that could provide significant new business opportunities for the Company. The Committee determined that the grant of the option to purchase 50,000 shares at a price per share of $54.75 (the market value of TI's common stock on the date of grant), would, in its judgment, provide the CEO with a competitive financial opportunity. Although substantial progress was made toward the Company's long-term objectives, the option grant was, in the Committee's judgment, slightly below the median; the Committee anticipates that as this progress toward the objectives is sustained, future grants will be nearer to or may exceed the median. Until the year 2001, the exercisability of the option depends primarily on the achievement of specific earnings per share goals.

          William S. Lee, Chair         David M. Roderick
          Gerald  W. Fronterhouse       Gloria M. Shatto

                  COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph sets forth TI's total shareholder return as compared to the S&P 500 Index and the S&P High-Technology Composite Index over a five-year period, beginning December 31, 1988, and ending December 31, 1993. The total shareholder return assumes $100 invested at the beginning of the period in TI Common Stock, the S&P 500, and the S&P High-Technology Composite Index. It also assumes reinvestment of all dividends.

[Performance graph filed March 1, 1994 in paper pursuant to Regulation S-T]

                     Dec-88    Dec-89    Dec-90    Dec-91    Dec-92    Dec-93
Texas Instruments     $100      $ 89      $ 96      $ 80      $123      $170

S&P 500(R)            $100      $132      $128      $166      $179      $197

S&P(R) High Tech      $100      $ 99      $101      $115      $120      $147
Composite Index

*Assumes that the value of the investment in TI Common Stock and each index was $100 on December 31, 1988, and that all dividends were reinvested.

**Year ending December 31.

                          ADDITIONAL INFORMATION

Voting Securities

As of February 22, 1994, there were outstanding 91,313,184 shares of the Company's common stock, which is the only class of capital stock entitled to vote at the meeting. Each holder of common stock is entitled to one vote for each share held. As stated in the Notice of Meeting, holders of record of the common stock at the close of business on February 22, 1994 will be entitled to vote at the meeting or any adjournment thereof.

The following table sets forth certain information concerning (a) the only persons that have reported beneficial ownership of more than 5% of the common stock of the Company, and (b) the ownership of the Company's common stock by the named executive officers, and all executive officers and directors as a group.

                                            Shares Owned At     Percent of
       Name and Address                    December 31, 1993       Class
- ------------------------------             -----------------    ----------
FMR Corp.                                    8,353,555<F1>(1)        9.2%
 82 Devonshire Street
 Boston, MA 02109

Bankers Trust New York Corporation           8,222,283<F2>(2)        9.1%
 280 Park Avenue
 New York, NY  10017

Jerry R. Junkins                               384,153<F3>(3)       <F5>*

William B. Mitchell                             99,365<F3>(3)       <F5>*

William P. Weber                               143,890<F3>(3)       <F5>*

William F. Hayes                                72,916<F3>(3)       <F5>*

Richard J. Agnich                               60,499<F3>(3)       <F5>*

All executive officers and                   1,160,987<F4>(4)        1.3%
directors as a group
- --------------------

<F5>*Less than 1%.
<F1>(1)  The Company understands that, as of December 31, 1993, (a) FMR Corp.
and its chairman, Edward C. Johnson 3d, had sole dispositive power with respect to all of the above shares and FMR Corp. has sole voting power with respect to 439,276 of the above shares, and (b) the above shares include 7,547,949 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as investment adviser to several investment companies.

<F2>(2)  Includes 6,381,626 shares held in profit sharing stock accounts of he
Company's employees and 272,524 shares not yet allocated to employees' accounts under the U.S. profit sharing trusts served by Bankers Trust Company of the Southwest, a subsidiary of Bankers Trust New York Corporation, as trustee. Under the terms of the trust, the trustee votes the shares in each employee's account in accordance with the employee's wishes.

<F3>(3)Includes shares subject to acquisition within 60 days by Messrs.
Junkins, Mitchell, Weber, Hayes and Agnich for 337,440, 82,928, 135,690, 65,124 and 52,245 shares, respectively, and shares credited to profit sharing stock accounts for Messrs. Junkins, Mitchell, Weber, Hayes and Agnich in the amounts of 4,758, 2,378, 2,575, 1,416 and 1,769 respectively.

<F4>(4)Includes (a) 1,001,298 shares subject to acquisition within 60 days, and (b) 34,377 shares credited to profit sharing stock accounts.

                                    17

Cost of Solicitation

The solicitation is made on behalf of the board of directors of the Company. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and will reimburse them for their expenses in so doing. Officials and regular employees of the Company, without additional compensation, may solicit proxies personally, by telephone or telegram, from some stockholders if proxies are not promptly received. In addition, the Company has retained Georgeson & Company, Inc. to assist in the solicitation of proxies at a cost of $15,000 plus out-of-pocket expenses.

Proposals of Stockholders

The deadline for receipt of stockholder proposals for inclusion in the Company's 1995 proxy material is November 2, 1994.

Suggestions from stockholders concerning the Company's business are welcome and all will be carefully considered by the Company's management. To assure appropriate board review of such suggestions, the Stockholder Relations and Public Policy Committee of the board of directors periodically reviews correspondence from stockholders and management's responses. Through this activity, stockholders are provided access at the board level without having to resort to formal stockholder proposals. As a general matter, the board would prefer that stockholders present their views through the mechanism provided by its Stockholder Relations and Public Policy Committee rather than through the process of formal stockholder proposals.

Vote Required

The ten nominees for election as directors at the 1994 Annual Meeting of Stockholders who receive the greatest number of votes cast at that meeting by the holders of the Company's common stock entitled to vote at that meeting, a quorum being present, shall become directors at the conclusion of the tabulation of votes. An affirmative vote of the holders of a majority of the voting power of the Company's common stock, present in person or represented by proxy and entitled to vote at the meeting, a quorum being present, is necessary to approve any other matters as may properly come before the meeting. Under Delaware law and the Company's Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR, AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters, and the total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

Other Matters

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the Company's directors and executive officers, to file reports with the Securities and Exchange Commission regarding beneficial ownership of certain equity securities of the Company. During 1993, John W. White, a former vice president of the Company, filed one late report.

                                    18

The firm of Ernst & Young has been selected by the board of directors, pursuant to the recommendation of its Audit Committee, as independent auditors for the Company. Representatives of such firm are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They will have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not desire to do so.

                              By Order of the Board of Directors,
                              RICHARD J. AGNICH
                              Richard J. Agnich
                              Senior Vice President,
                              Secretary and General Counsel

Dallas, Texas
March 2, 1994

                  Graphic and Image Information Appendix

Photos of the directors appear to the left of each director s biographical information on pages 2, 3 and 4.

A performance graph showing five year cumulative total return among the Company, the S&P 500 Index and the S&P High-Tech Composite Index appears on page 16. The coordinates used in the graph also appear on page 16.



                      ANNUAL MEETING OF STOCKHOLDERS

                              April 21, 1994


                                                              March 2, 1994

TO: Participants in TI's Profit Sharing Plans

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement relate to shares of common stock of Texas Instruments Incorporated held by the Trustees for your profit sharing accounts.

As noted in the Proxy Statement, the TI board of directors has designated the following nominees for election to the board for the ensuing year: JAMES R. ADAMS, JAMES B. BUSEY IV, GERALD W. FRONTERHOUSE, JERRY R. JUNKINS, WILLIAM S. LEE, WILLIAM B. MITCHELL, DAVID M. RODERICK, GLORIA M. SHATTO, WILLIAM P. WEBER and CLAYTON K. YEUTTER. Biographies of the nominees appear in the Proxy Statement.

The Trustees are required to vote the whole shares in each of your accounts in accordance with your wishes. In the event that you do not inform the Trustees of your wishes regarding whole shares in your accounts (except U.S. tax credit stock account shares) by April 18, 1994 in the manner provided in this letter, the Trustees will vote such shares in their discretion. The Trustees have determined that they will vote such shares for each of the nominees designated by the board. In accordance with legal requirements, the Trustee for tax credit stock accounts will vote the shares in each tax credit stock account (generally 2 to 15 whole shares per account) only as specifically instructed by participants by April 18, 1994.

IF YOU WISH THE WHOLE SHARES IN YOUR ACCOUNTS (EXCEPT FOR ANY TAX CREDIT STOCK ACCOUNT) VOTED FOR EACH OF THE NOMINEES DESIGNATED BY THE BOARD, YOU NEED NOT TAKE ANY ACTION. UNLESS THE TRUSTEES ARE INFORMED OTHERWISE, THE SHARES WILL BE SO VOTED.

If you do not wish these whole shares to be so voted, or if you wish to give instructions to vote any tax credit stock account share or fractional share, you should so inform the Trustees by April 18, 1994. Any communication to that effect should (1) be accompanied by your address label from the back page of the Proxy Statement (or from the envelope if you received this by mail) and
(2) be addressed to Bankers Trust Company of the Southwest, Trustee of the TI Employees Universal Profit Sharing Trust, c/o Bankers Trust Company, 34 Exchange Place, 6th Floor, Jersey City, NJ 07302, Attn: Claudia Rinschler/Proxy, or The Northern Trust Company, Trustee of the TI Employees International Universal Profit Sharing Trust, c/o TI Employees Profit Sharing Trusts, Mail Station 3952, P.O. Box 650311, Dallas, Texas 75265. You may use the TI interoffice mail if you wish.


                                   CHUCK NIELSON
                                   Chuck Nielson
                                   Vice President, Human Resources
                             TEXAS INSTRUMENTS
 PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [/]
  -----------------------------------------------------------------------




                                                             For all Except
1994 Election of Directors-                                  Nominee(s)
Nominees:  J.R. Adams, J.B. Busey IV,       For   Withheld   Written Below
G.W. Fronterhouse, J.R. Junkins, W.S. Lee,  [ ]   [ ]        [ ]_____________
W.B. Mitchell, D.M. Roderick, G.M. Shatto,
W.P. Weber and C.K. Yeutter.

If no contrary indication is made, this proxy will be voted FOR the election of each Board nominee.


                                                Dated __________________, 1994



                                 _____________________________________________
                                 Signature


                                 _____________________________________________
                                 Signature

NOTE: Please sign exactly as name appears hereon. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

              [Company LOGO]       TEXAS
                                INSTRUMENTS
            PROXY FOR ANNUAL MEETING TO BE HELD APRIL 21, 1994
        This Proxy is solicited on behalf of the Board of Directors





The undersigned hereby appoints JERRY R. JUNKINS, DAVID M. RODERICK and GLORIA
M. SHATTO, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of TEXAS INSTRUMENTS INCORPORATED to be held in Dallas, Texas, on April 21, 1994, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock which the undersigned would be entitled to vote if then personally present, in the election of directors and upon other matters properly coming before the meeting.








         IMPORTANT-This Proxy must be signed and dated on the reverse side.